Exhibit 11.  Statement Re: Computation of Per Share Earnings

Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. ESOP shares released or committed to be released are considered outstanding while unallocated ESOP shares are not considered outstanding. Shares held by the Stock Based Incentive Plan that are vested are considered outstanding while unvested shares are not considered outstanding for the computation of basic earnings per share. Unvested shares held by the Stock Based Incentive Plan are considered outstanding for the computation of diluted earnings per share if dilutive. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Options to purchase 60,003 shares of common stock outstanding at September 30, 2001 are included in the computation of weighted average common shares outstanding for purposes of computing diluted earnings per share because the options average market price exceeded the exercise price of the options. The computations of basic and diluted EPS have been adjusted retroactively for all periods presented to reflect the effect of a 10% stock dividend. The following table presents the basic and diluted earnings per share computation for the three and nine months ended:

                                                            For the Three Months Ended    For the Nine Months Ended
                                                                   September 30,                September 30,
                                                            --------------------------    -------------------------
                                                                2001          2000           2001          2000
                                                                ----          ----           ----          ----

Net income applicable to common stock                         $236,623      $105,461       $603,823      $167,505
                                                              ===================================================

Weighted average number of common shares outstanding           545,980       589,759        565,176       593,192
Less:  weighted average unallocated ESOP shares                (30,601)      (35,401)       (32,001)      (36,001)
Less:  weighted average unvested shares held by Stock
 Based Incentive Plan                                          (13,117)            -         (9,110)            -
                                                              ---------------------------------------------------
Average number of common shares outstanding used
 to calculate basic earings per share                          502,262       554,358        524,065       557,191
                                                              ---------------------------------------------------

Effect of dilutive options                                      10,560         6,902          9,130         6,902
Effect of dilutive unvested stock awards                         7,765         3,118          6,139         2,084
                                                              ---------------------------------------------------
Average number of common shares outstanding used
 to calculate diluted earnings per share                       520,587       564,378        539,334       566,177
                                                              ===================================================

Earnings Per Share:
Basic                                                         $   0.47      $   0.19       $   1.15      $   0.30
Diluted                                                       $   0.45      $   0.19       $   1.12      $   0.30